EXHIBIT 10.11

During the Company’s Board of Directors meeting held on November 16, 2009, the Board approved compensation increases paid to non-employee directors.  The following table reflects the compensation effective January 1, 2010, and the compensation previously paid to non-employee Directors.

	Compensation Effective January 1, 2010	Previous Compensation
Base compensation, per annum	$30,000	$25,000
Attendance fee per meeting	1,000	--
Additional annual compensation for Chairman of the Audit Committee	5,000	5,000
Additional annual compensation for Chairman of the Compensation Committee	2,500	--
Additional annual compensation for Chairman of the Nominating and Corporate Governance Committee	2,500	--